Exhibit 99.1

Rackable Systems Announces Agreement to Acquire Silicon Graphics Inc.

FREMONT, CA and SUNNYVALE, CA., April 1, 2009 - Rackable Systems, Inc. (NASDAQ:RACK), a leading provider of servers and storage products for medium to large-scale data centers, today announced its agreement to acquire substantially all the assets of Silicon Graphics Inc. (SGI) (NASDAQ: SGIC) for approximately $25 million in cash, subject to adjustment in certain circumstances, plus the assumption of certain liabilities associated with the acquired assets.

The combined businesses will provide customers with market leading hardware and software technology within large-scale x86 cluster computing, HPC, Internet, Cloud Computing, large-scale data storage environments and visualization platforms across many verticals and geographies. This combination is also expected to result in a stronger global services organization; reaching commercial, government and scientific sectors on a worldwide basis.

“The combined company will be positioned to solve the most demanding business and technology challenges our customers confront today,” said Mark J. Barrenechea, president and CEO of Rackable Systems. “In addition, this combination gives us the potential for significant operational synergies, a strong balance sheet, and positions the combined company for long-term growth and profitability.”

 “We have been working very hard to strengthen our company, and today, we’ve taken another big step in that direction.” stated Robert “Bo” Ewald, CEO of Silicon Graphics. “This transaction represents a compelling opportunity for Silicon Graphics’ customers, partners and employees, who can all benefit from the emerging stronger company with better technologies, products and market reach.”

Barrenechea added, “Together, we believe we will be a much stronger entity with great products and people offering a compelling proposition to compete more effectively in, and across, our collective markets.”

Rackable has signed an Asset Purchase Agreement to acquire substantially all the assets of SGI, and to assume certain liabilities relating to the assets, pursuant to Chapter 11 of the U.S. Bankruptcy Code, under which SGI filed its petition in New York on April 1, 2009.  Completion of the transaction is subject to a number of closing conditions, including the approval of the Bankruptcy Court, and other uncertainties.  Subject to such conditions and uncertainties, the transaction is expected to close within approximately 60 days.  It is expected that SGI’s business operations will continue during the pre-closing period. SGI’s international operations would be part of the sale, but would not be part of the bankruptcy process.

Rackable also announced today that it had suspended its previously announced program including the repurchase of up to $40 million of the company’s stock.

Conference Call Information

Rackable Systems will discuss the intent to acquire SGI in a conference call at 2:00 p.m. PST today. The public is invited to listen to a live web cast of the call on the Investor Relations section of the Rackable’s website at investors.rackable.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available until the next earnings call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing
1-719-457-0820 or toll free 888-203-1112 and entering the confirmation code: 6691284.

About Rackable Systems

Rackable Systems, Inc. (NASDAQ: RACK) is a leading provider of Eco-Logical™ servers and storage for medium- to large-scale data center deployments. Rackable’s products, available for purchase or lease, are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution, data center mobility and remote management. Founded in 1999 and based in Fremont, California, Rackable Systems is a founding member of The Green Grid and serves cloud computing and services, enterprise software, federal government, digital media, financial services, oil and gas exploration and HPC customers worldwide. Additional information available at www.rackable.com.

About Silicon Graphics Inc (SGI)

SGI (NASDAQ: SGIC), is a leader in high-performance computing. SGI delivers a complete range of high-performance server, visualization, and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. Headquartered in Sunnyvale, California, the company can be found on the Web at www.sgi.com

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the proposed acquisition, anticipated product performance, general business outlook and projected results of operations. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties including: the risk that the bankruptcy court may not approve the proposed acquisition; negotiations with SGI or conditions to closing of the acquisition may fail; competing parties may outbid Rackable in the bankruptcy proceedings; liabilities assumed by Rackable in the acquisition may be greater than anticipated; key personnel may not remain with Rackable following the closing; the anticipated synergies of the combined companies and the potential cost reductions may not be achieved; and the combined operations may not be successfully integrated in a timely manner, if at all.  Detailed information about other potential factors that could affect Rackable Systems' business, financial condition and results of operations is included in Rackable Systems' annual report on Form 10-K under the caption "Risk Factors," in Part I, Item 1A of that report, filed with the Securities and Exchange Commission ("SEC") on March 19, 2009, as updated by Rackable Systems' subsequent filings with the SEC, all of which are available at the SEC's Web site at http://www.sec.gov .. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Rackable Systems undertakes no responsibility to update the information in this report.

Contact Information for Rackable Systems:
Mark Paisley	Jen Spark
Senior Director, Investor Relations	Schwartz Communications
Rackable Systems, Inc.	(415) 512-0770
510-933-8382	rackablesystems@schwartz-pr.com
investorrelations@rackable.com

Contact Information for Silicon Graphics Inc. (SGI):
Bob Pette
Silicon Graphics, Inc.
Vice President, Corporate Marketing
408-524-2810